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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Southwest Water Company:

        We consent to the use of our report dated March 12, 2004, with respect to the consolidated balance sheets of Southwest Water Company as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedules, incorporated herein by reference and to the reference to our Firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for goodwill and other intangible assets in 2002.

KPMG LLP

Los Angeles, California
December 16, 2004

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Consent of Independent Registered Public Accounting Firm